Exhibit 5

ACE Limited

Mainaustrasse 30

CH-8008 Switzerland

October 2, 2008

ACE Limited (the “Company”) - Form S-8 Registration Statements

Dear Sirs,

We have been asked to render this opinion in our capacity as Swiss counsel to the Company in connection with certain Registration Statements on Form S-8 under the Securities Act of 1933, as amended, filed with the United States Securities and Exchange Commission prior to the transfer of domicile of the Company to Switzerland. A list of the relevant plans is enclosed as Annex 1 to this opinion (the “Plans”).

I.	DOCUMENTS REVIEWED

For the purpose of this opinion we have reviewed and relied on copies of the following documents:

a.	a certified extract from the journal of the Register of Commerce of the Canton of Zurich regarding the Company certified as of September 30, 2008 (the “Extract”);

b.	a copy of the notarised articles of association (Statuten) of the Company in their version of September 29, 2008 (the “Articles of Association”);

c.	a copy of an excerpt of the draft minutes (the “Minutes”) of the meeting of the Board of Directors of the Company held on August 15, 2008, confirming that the Board of Directors has resolved to reserve up to an aggregate of 20,922,569 Shares (as defined below) under the conditional share capital reserved in Article 5 of the Articles of Association for employee benefit plans (the “Conditional Share Capital”) for the purposes of the Plans.

II.	SCOPE AND ASSUMPTIONS

The opinions given in this opinion relate only to the laws of Switzerland as in force at the date hereof. We express no opinion on the laws of any other jurisdiction. The opinions given in this opinion are strictly limited to the matters stated in section III and do not extend to any other matters.

The opinions given herein are made on the basis of the following assumptions:

i.	We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

ii.	If and to the extent the Shares are to be issued out of the Conditional Share Capital for the purposes of the Plans such Shares can and will be (a) issued and (b) fully paid up in cash in compliance with the laws of Switzerland;

iii.	The Minutes will be duly signed in the form and contents presented to us;

iv.	There are no intervening changes to the Articles of Association, the laws of Switzerland or any other relevant matter.

III.	OPINIONS

Based upon the foregoing, in reliance thereon, and subject to the limitations and assumptions referred to above (II) and the qualifications set out below (IV), we are of the following opinion:

1.	ACE Limited is as a corporation (Aktiengesellschaft) duly existing under the laws of Switzerland. Pursuant to the Extract its current share capital amounts to CHF 11’211’087’411.04 divided into 335,259,791 registered shares of CHF 33.44 par value each.

2.	The Conditional Share Capital provides the Company with the authority to issue up to 32,983,550 registered shares of CHF 33.44 par value each (the “Shares”) without further shareholder approval in connection with the Plans. If and to the extent the Shares are issued out of the Conditional Share Capital such Shares will, when issued, be validly issued and paid-up to their nominal value. The shareholders of the Company will have no personal liability to pay the Shares up to their nominal value in their capacity as shareholders of the Company.

IV.	QUALIFICATIONS

This opinion is subject to the following qualifications:

a.	Our opinions expressed herein are limited solely to the laws of Switzerland and we express no opinion herein concerning the laws of any other jurisdiction.

b.	Our scope of review did not include the Plans.

c.	The opinions expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

d.	In this legal opinion, Swiss legal concepts are expressed in English terms and not in their original Swiss language; the concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions; this legal opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Swiss law and be brought before a Swiss court.

This legal opinion is rendered solely to the persons to whom it is addressed and for the purpose of the transaction herein referred to. It may not be used, circulated, quoted, referred to or relied upon by any person other than the persons to whom it is addressed nor for any other purpose without our written consent in each instance. We hereby consent to the filing of this legal opinion as an exhibit to the Registration Statements identified in Annex 1. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder. This legal opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

Yours sincerely,

Niederer Kraft & Frey AG

Philipp Haas

Annex 1

Registration Statements for the Plans

Plan Name	Registration Number
2004 Long-Term Incentive Plan	333-116532
ACE Limited 1999 Replacement Stock Plan	333-93867
ACE Limited 1999 Replacement Long-Term Incentive Plan	333-82175
ACE Limited 1998 Long-Term Incentive Plan	333-72301 and 333-61038
ACE Limited 1996 Replacement Option Plan	333-46301
ACE Limited 1995 Long-Term Incentive Plan	333-1402, 333-72299 and 333-103701
1995 Outside Directors Plan	333-1400 and 333-86102

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